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                                                                   EXHIBIT 10.3


                                September 1, 1999

Mr. Stephen S. Galliker
14 Sheep Pasture Way
East Sandwich, MA 02563


Dear Steve:

This letter sets forth our understanding of your employment by Dyax Corp. in the position of Executive Vice President, Finance and Administration, and Chief Financial Officer reporting directly to the Chief Executive Officer. You will be responsible for all finance and administration matters, including human resources and employee benefits. In addition, you will share responsibility for investor relations with me and participate in business development activities with senior management.

I understand that you will begin working with us full-time on or before October 1, 1999 (the "Effective Date").

Dyax will pay you a base salary of $185,000 per year ($15,416.67 per month), which is subject to review on an annual basis by the Compensation Committee of the Board of Directors (the "Committee"), but it shall in no event be reduced below the initial base salary. In addition, for the 1999 calendar year, you will be eligible for a pro-rated bonus for the portion of the current calendar year that you are employed by Dyax (using an annual target bonus amount of $50,000) based on specific individual and corporate objectives set by the Chief Executive Officer, with the Committee to determine achievement of the bonus at the end of the year. The eligible amount of the bonus for which you will be eligible in subsequent calendar years will be reasonably adjusted by the Committee to reflect Company performance, but such amount shall in no event be reduced below $50,000 per year. All payments shall be made to you in accordance with Dyax's standard payroll practices.

In the event of a Change of Control that adversely affects your position and responsibilities as an executive of Dyax and results in termination of your employment, whether by Dyax for Cause or by you for Good Reason, Dyax agrees that fifty percent of all shares that are subject to stock options granted to you at any time through the termination of your employment but that are not yet exercisable as of the date of your termination shall become exercisable immediately upon such termination. For purposes of the foregoing condition, "Change of Control" shall mean a change in ownership of more than 50% of the voting stock of Dyax in one transaction or a series of related transactions by one investor or affiliated group of investors, except as a result of any private or public debt or equity financing the net cash proceeds of which inure to Dyax, and

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 "Good Reason" shall mean, solely in connection with termination by you of your employment by Dyax subsequent to a Change in Control, a termination based on (i) the assignment to you of any duties inconsistent with your position, duties, responsibilities and status with Dyax immediately prior to the Change in Control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, (ii) a reduction by Dyax in your base salary as in effect immediately before the Change in Control, or (iii) Dyax's requiring you to be based anywhere other than within thirty (30) miles of your office location prior to the Change in Control, except for required business travel to an extent substantially consistent with your business travel obligations before the Change of Control; provided, however, that notwithstanding the foregoing, if in the opinion of Dyax's independent auditors the terms of the foregoing acceleration of exercisability would render pooling-of-interest accounting treatment unavailable to an acquirer of Dyax in connection with a pending Change of Control transaction which the Board of Directors of Dyax wishes to be so treated, then such acceleration shall only be given effect to the maximum extent, if any, consistent with such treatment, but otherwise shall be inoperative and shall have no force or effect in connection with such transaction.

Subject to approval by the Committee, Dyax agrees to grant you two options to purchase shares of Dyax Common Stock. The first option will be an option to purchase 75,000 shares vesting in equal monthly installments over 48 months beginning on the Effective Date. The second option will be an option to purchase 52,500 shares vesting in equal monthly installments over 24 months beginning on the Effective Date. Such options shall be granted at an exercise price equal to the fair market value on the date of grant, as determined by the Committee, and shall be subject to Dyax's 1995 Equity Incentive Plan and the standard terms and conditions of its stock options, except that all options exercisable as of the date of termination shall continue to be exercisable from that date until twelve months thereafter. The maximum number of such options permitted under the Internal Revenue Code shall be treated as incentive stock options, except as may be required by law to be treated as nonstatutory stock options upon grant or upon exercise, including treatment as nonstatutory stock options if such options are exercised more than 90 days after termination of employment.

Subject to approval of the Committee, Dyax shall also grant you the opportunity to purchase from Dyax up to 47,500 shares of Dyax Common Stock at a purchase price per share equal to the exercise price for your options. Of these shares, 25,000 will be fully vested and subject to a right of first refusal of Dyax in the event of any proposed transfer of the shares. Dyax will have the right to repurchase the remaining 22,500 shares at the price that you paid for those shares if you should cease to be employed by Dyax. This repurchase right will lapse in substantially equal monthly installments over a 24-month period, beginning on the Effective Date.

Until the earlier of the termination of this agreement or such time as you shall relocate your permanent residence from Sandwich. Massachusetts to a location in the reasonable proximity of the Dyax corporate office located in Cambridge, Massachusetts, Dyax will pay to you a housing

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reimbursement allowance to be used by you to cover your out-of-pocket costs of obtaining local housing in the reasonable proximity of the Dyax corporate office. The actual amount of such housing reimbursement allowance payable to you will be determined monthly based on the actual costs incurred by you under the applicable rental property lease or other property agreement and shall not exceed $15,000 per year before applicable withholding taxes. The housing reimbursement allowance shall be paid in accordance with Dyax's standard payroll practices and all amounts shall be subject to standard payroll tax withholding. In addition, we shall provide you the use of temporary office space at the offices of Henry Blair at 275 Mill Way, Barnstable, Massachusetts (including telephone and computer access to Dyax's Cambridge, Massachusetts office) during the period until October 1, 1999, and we shall use reasonable efforts (subject to availability) to continue to provide such office space on occasion thereafter, for use in a manner consistent with your responsibilities at Dyax's corporate office.

You will be eligible to participate in the Company's employee benefits, in the same manner provided generally to the Company's senior executives, including health and dental insurance, paid vacation time, 401(k) Savings Plan, disability insurance and life insurance. Dyax requires that you execute the Company's standard Employee Confidentiality Agreement (copy attached), and comply with federal and state employment laws and regulations.

You will be an employee at will. However, in the event your employment is terminated by the Company without cause, Dyax agrees to continue to pay you your monthly base salary for a period of six months as severance, so long as you have not obtained compensable work in any capacity; provided, however, that if you are employed in a position in which your aggregate compensation is materially less than the salary and bonus provided to you hereunder for compensation, then for the period from the date of commencement of such employment until the end of the six-month severance period Dyax shall pay you the difference between the aggregate of such compensation in your new position and your monthly base salary at Dyax. All earned but unpaid bonuses and accrued vacation time shall also be paid upon termination. However, vesting of all of your options will terminate as of the date of termination. If your employment is terminated for cause by the Company or is terminated by you for any reason, your compensation, benefits and stock option vesting shall cease as of the termination date. For purposes of this offer, "cause" shall mean the gross neglect in the performance of your duties or the commission of an act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors. Subject to the foregoing, either party may terminate this agreement at any time.

You represent and warrant to us that by entering into and performing this agreement you will not be in breach of any previously existing agreement to which you are a party or by which you are bound. The Company represents and warrants to you that by entering into and performing this agreement it will not be in breach of any previously existing agreement to which it is a party or by which it is bound. This agreement supercedes and replaces in its entirety our letter agreement dated August 25, 1999.

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If this agreement accurately sets forth our understanding of your employment by
Dyax, please sign both copies of this letter and return one copy to me.


/s/ Henry E. Blair
----------------------------------
Henry E. Blair
Chairman and Chief Executive Officer


AGREED TO:


/s/ Stephen S. Galliker
----------------------------------
Stephen S. Galliker




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                     DYAX EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the "Agreement") is made this __ day of August, 1999.

BETWEEN

         DYAX CORP., a Delaware corporation, having its principal place of business at One Kendall Square, Bldg. 600, 5th Floor, Cambridge, MA 02139, and its affiliates, ("Dyax"), and

         Stephen S. Galliker (the "Employee").

1.       EMPLOYEE RESTRICTIONS.

         In consideration of, and as a condition of the Employee's continued employment with Dyax, the Employee agrees as follows:

(a) CONFIDENTIAL INFORMATION: As of the date of the Employee's employment by Dyax and thereafter, the Employee shall treat as strictly confidential all proprietary, secret, unpublished and confidential information and materials which relate to the business or interests of Dyax, including, but not limited to, the business plans, technical projects, trade secrets, know-how, operations, customer lists, research datum or results, inventions, formulas, cell lines, chemical and biological compounds, products and processes developed by or for Dyax (the "Confidential Information"). The Employee shall not disclose or use Confidential Information in any manner or form other than in performance of the services required during his/her employment by Dyax.

(b) ASSIGNMENT OF RIGHTS: Any and all information, data, inventions, discoveries, formulas, biological or chemical materials, notebooks and other work product which the Employee conceives, develops or acquires during his/her employment with Dyax, and for a period of six (6) months after the termination date of his/her employment with Dyax, which directly or indirectly relates to work performed for Dyax (the "Proprietary Property"), shall be the sole and exclusive property of Dyax. The Employee shall promptly execute any and all documents necessary to assign this property to Dyax.

(c) INTELLECTUAL PROPERTY: During the Employee's employment at Dyax, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of Dyax shall deem necessary or useful in order to obtain and maintain patent, trademark or other intellectual property protection for Dyax's products or services. After the termination date of his/her employment with Dyax the Employee shall use reasonable efforts to assist Dyax on intellectual property matters as they relate to his/her employment, and Dyax shall reasonably compensate the Employee for his/her time and expense.

(d) DYAX PROPERTY: Upon termination of the Employee's employment with Dyax, the Employee shall return and deliver to Dyax all copies of Confidential Information (as defines in

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 (a) above) and all Proprietary Property (as defined in (b) above and all other property furnished to the Employee by Dyax, including, without limitation, documents, records, notebooks and equipment. The Employee shall not take with him/her any such property, except as expressly authorized in writing by an officer or director of Dyax.

(e) NON-SOLICITATION: As of the date of the Employee's employment by Dyax and for a period of one (1) year after the termination date of his/her employment at Dyax, the Employee shall not directly or indirectly solicit on behalf of himself or others (i) the employment of any employees or exclusive consultants of Dyax, or (ii) any of the business being conducted by Dyax or being actively pursued by Dyax with any customer or partner.

2.       SCOPE OF THIS AGREEMENT

(a) The provisions of this Agreement shall survive the termination of the Employee's employment with Dyax.

(b) The Employee acknowledges that the restrictions contained in this Agreement are reasonable in view of the nature of the business in which Dyax is engaged and the Employee's knowledge of Dyax business.

(c) Dyax is permitted to assign its rights and obligations under this Agreement.

(d) The Employee also acknowledges that any breach of this Agreement any cause Dyax irreparable harm for which Dyax would be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of restraining the Employee from committing or continuing any violation of this Agreement. Any right to obtain such equitable relief will not be deemed a waiver of any right to assert any other remedy or request any other relief which Dyax may have under this Agreement or otherwise at law or in equity.

(e) If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or determined unenforceable, the remaining provisions of this Agreement shall remain unaffected and enforceable. In addition, if any provision of this Agreement shall be held to be excessively broad as to time, duration, geographical scope, activity or subject, the provision shall be construed so as to be enforceable to the extent compatible with the applicable law.


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(f) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

AGREED:

         EMPLOYEE                                    DYAX  CORP.


          ------------------------------              -------------------------
         (signature)                                 (signature)


         Stephen S. Galliker                          Chairman & CEO
         -------------------------------              -------------------------
         (name)                                               (title)




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